Exhibit 4.18

Please note that these documents are English translations of the original Chinese versions prepared only for your convenience. In the case of any discrepancy between the translation and the Chinese original, the latter shall prevail.

mortgage contract of maximum amount

No.: PDY476780120230380

Mortgagor: Guangzhou Shuzhi Communication Culture Co., LTD

Unified social credit code: 91440101MA5CKKEXX7

Legal representative / responsible person: Huang Zhuoqin

Address: Room 1101, No.156, South Zhou Road, Haizhu District, Haizhu District,

Guangzhou (Office only) Postcode: 510000 Financial institution and account number: Bank of China, Luoxi Branch, Guangzhou 718573934862

Tel: 13599518650 Fax: /

Mortgagee: Legal Representative / Principal

of Bank of China: He Ganbo

Address: No.338, Qinghe East Road, Qiao Town, Panyu City	Postcode:

Tel.: / Fax:: /

In order to guarantee the performance of the debts under the main contract mentioned in Article 1 hereof, the mortgagor voluntarily mortgaged the legal disposal rights of the property included in the “mortgaged property list” as the claims of the mortgagee, and both parties conclude this contract through equal negotiation Unless otherwise agreed herein, the interpretation of the words herein shall be determined in accordance with the Master Contract.

Article 1

The main contract of this Contract is:

☑ The mortgagee and the debtor, Guangzhou From between Date from Sh hi C i i C l C LTD It ends on Signed loan, trade financing, letter of guarantee, capital business Contract “), and its amendment or supplement, in which it

Article 2 Principal creditors right and its occurrence period

Except for the occurrence period otherwise determined or agreed according to law, the creditors rights actually occurring under the master contract and the creditors rights already occurring between the debtor and the mortgagee before the commencement of this Contract constitute the principal creditors rights of this Contract:

From November 23, 2023 to December 31, 2033 as stipulated in Article 1 of this Contract.

Article 3 The maximum amount of the debt secured right

1. The maximum principal balance of the claims guaranteed under this contract is: currency: RMB
(In words) two million yuan only

(In lower) Y22,000,000.00

2. On the expiration date of the occurrence period of the principal creditors right determined in Article 2 of this Contract, it is determined to be the guaranteed owner of this Contract Creditors rights, is based on the principal of the principal interest (including interest, compound interest, penalty interest), liquidated damages, damages, keeping the secured property and realize the creditors rights (including but not limited to litigation costs, lawyers, notarization fees, execution costs, etc.), the debtor to the default to the mortgagee and all other payable expenses, also belong to the secured creditors rights, the specific amount is determined when the liquidation.

The sum of the amount of claims determined in accordance with the above two paragraphs shall be the maximum amount of claims secured by this Contract.

Article 4 Mortgages

For the relevant information of the mortgaged property, see the annex “List of the Mortgaged property”.

During the period of mortgage, if the mortgaged property is damaged, lost or expropriated, the mortgagee may have priority in receiving compensation for the insurance money, compensation or compensation money obtained. If the period for performance of the secured right has not expired, the insurance money, compensation or compensation may also be deposited.

If the mortgaged property is a house, the mortgagor shall perform the obligation of informing the mortgagee in time when knowing the information that the house will be demolished. During the mortgage period, Such as the mortgaged house is demolished, In the form of compensation for the demolition of the houses, The mortgagor shall, as required by the mortgagee, negotiate with the debtor and the mortgagee to pay off the principal debt, Or according to the mortgagee request to exchange the house or other mortgaged property after the new mortgage and sign a new mortgage agreement, Before the loss of the original mortgaged real estate and the new mortgage registration has not been handled, The mortgagor shall, as required by the mortgagee, provide security by the guarantor with the guarantee conditions ; For making compensation for the demolished houses in the form of compensation money, The mortgagee is entitled to priority in respect of the compensation, Or require the mortgagor to open the demolition compensation through a special deposit account or a certificate of deposit, Continued as a security for the property, And sign the corresponding security deposit pledge agreement or A CD pledge agreement.

Article 5 Mortgage registration

Within 9 days after the signing of this contract, the mortgagor and the mortgagee shall go through the mortgage registration formalities with the relevant registration authorities

If the mortgaged property is movable property and the principal creditors right secured is the financing money for the purchase of the mortgaged property, within 10 days after the delivery of the mortgaged property, the mortgagor and the mortgagee shall go through the mortgage registration formalities with the relevant registration department.

If the mortgage registered items change and the change registration needs to be made according to law, the mortgagor and the mortgagee shall handle the registration of change with the relevant registration department within 60 days from the date of the change of the registered items.

The mortgage registration fee shall be borne by the mortgagee.

Article 6 Possession and custody of the mortgaged property

The mortgaged property under this contract shall be held and kept by the mortgagor, but all the certificates of rights of the mortgaged property shall be guaranteed by the mortgagee

Tube. The mortgagor agrees to accept at any time and effectively cooperate at any time with the mortgagee and its appointed institutions and individuals in the inspection of the mortgaged property.

The mortgagor shall properly keep, maintain and maintain the mortgaged property and take effective measures to ensure the safety and integrity of the mortgaged property; if the mortgaged property needs to be repaired, the mortgagor shall do so in time and bear the corresponding expenses.

Without the written consent of the mortgagee, The mortgagor shall not transfer, in whole or in part, gift, remortgage, pledge, trusteeship, lease, lend, contribute capital, transform, rebuild, establish the right of residence in kind or dispose of the mortgaged property in whole or in part in any other way ; With the written consent of the mortgagee, The proceeds from the disposal of the mortgaged property shall be deposited into the account designated by the mortgagee, The mortgagee has the right to choose the following ways to handle them : (1) to require the repayment of debts in advance ; (2) To convert the price into a security deposit for pledge ; (3) to require the mortgagor to provide a new security ; Without the written consent of the mortgagee, The mortgagor transfers the mortgaged property without authorization, Lead to the transfer of the income price

Guangzhou Digital Communication Culture Co., LTD. -PDY476780120230380 Ref: 23122-154219.79

If the amount is significantly lower than the reasonable market value, the mortgagor shall be liable within the scope of his fault.

Article 7 Determination and reduction of the value of the mortgaged property

The value of the mortgaged property may be determined by both the mortgagee and the mortgagor through consultation. If a third party appraisal company is entrusted to evaluate the value of the mortgaged property, the borrower is a small and micro enterprise, and the mortgagee shall be the principal and the mortgagee shall bear the appraisal fee; the borrower is a non-small and micro enterprise, and the mortgagor shall be the principal and bear the appraisal fee.

The value of the collateral determined through negotiation or the value conclusion of the appraisal companys appraisal report reviewed by the mortgagee shall be recorded in the corresponding column of the “List of Collateral Property” of this contract.

If the mortgagors behavior is sufficient to reduce the value of the mortgaged property before the full repayment of the principal claims under this contract, the mortgagee shall have the right to require the mortgagor to stop his behavior. If the value of the mortgaged property is reduced, the mortgagee shall have the right to require the mortgagor to restore the value of the mortgaged property or to provide other security that is equivalent to the reduced value and is approved by the mortgagee. If the mortgagor does not restore the value of the mortgaged property or provide security, the mortgagee shall have the right to demand the debtor to pay off the debts in advance, and if the debtor fails to perform the debts as required, the mortgagee shall have the right to exercise the mortgage right.

If the mortgaged property is lost or its value is reduced due to natural disasters, accidents, infringement or other reasons, the mortgagor shall immediately take any measures to prevent further expansion of the loss and immediately notify the mortgagee in writing.

Article 8 Breeding

The debtor does not perform the due debt or the realization of the mortgage of the other circumstances, the mortgaged property by the peoples court, since the seizure of the mortgagee has the right to collect the mortgage property of natural fruits or legal fruits, but the mortgagee shall not notify the obligor of legal fruits.

Guangzhou Digital Communication Culture Co., LTD. -PDY476780120230380 Ref: 23122-154219.79

The fruits mentioned in the preceding paragraph shall first be filled against the fees for collecting the fruits.

Article 9 Insurance of the mortgaged property (this is a selective clause, and the following two items are selected: 1. Applicable; 2. Not applicable)

The mortgagor shall negotiate with the mortgagee to determine the insurance company according to the insurance, the insurance period and insurance amount, the appraisal value of the mortgaged property is not less than the corresponding amount of the principal debt, to the corresponding amount of the mortgaged property appraisal value is less than the principal creditors right, according to the appraisal value of the mortgaged property. The contents of the insurance policy shall meet the requirements of the mortgagee and shall not be attached to restrictive conditions detrimental to the rights and interests of the mortgagee. The premium shall be borne by the mortgagee / _ and by the mortgagor /. If the borrower is a small and micro enterprise, the insurance premium shall be borne by the mortgagee.

The mortgagor shall not interrupt, terminate, modify or change the insurance policy for any reason, and shall take all reasonable and necessary measures to ensure that the insurance set out in this Treaty remains valid. If the mortgagor does not in sure or violates the aforesaid agreement, the mortgagee shall have the right to decide to in sure or continue to in sure the mortgaged property, and the insurance premium shall be borne by the mortgagee L and borne by the mortgagor /. The losses caused to the mortgagee because the mortgagor fails to bear the corresponding insurance premium as the agreement shall be recorded in the balance of the creditors rights. If the borrower is a small and micro enterprise, the insurance premium shall be borne by the mortgagee.

Within 30 days after the signing of this Contract, the mortgagor shall submit to the mortgagee the original of the insurance policy of the mortgagee the claim for the occurrence of the insurance event to the mortgagee. Before the full repayment, the original policy shall be executed by the mortgagee.

Article 10. Guaranty liability

If the debtor fails to make the payment to the mortgagee on any normal repayment date or advance repayment date under the main Contract, the mortgagee has the right to exercise the mortgage right in accordance with the law and the contract, and has priority in repayment of the mortgaged property within the maximum amount stipulated in Article 3 of this Contract.

The normal repayment date referred to in the preceding paragraph is the date of principal repayment, the date of interest payment or the date when the debtor shall pay any payment to the mortgagee under such contract. The date of prepayment referred to in the preceding paragraph shall be the date of the prepayment proposed by the debtor and agreed by the mortgagee and the date on which the mortgagee requests the debtor to recover the principal and interest of the claim and / or any other payment in advance in accordance with the contract.

Article 11 Mode and period of exercise of the mortgage right

After the occurrence of the security liability, the mortgagee has the right to pay off all or part, multiple or single strokes of the principal claims in the repayment period,

In accordance with the provisions of laws and regulations on the ordinary mortgage right, exercise the mortgage right on the mortgaged property.

For each principal claim, the mortgagee shall exercise the mortgage within the statute of limitations; if the claim is paid in installments, the mortgagee shall exercise the expiration of the statute of limitations based on the last claim.

Article 12. Realization of the mortgage right

After the occurrence of the guarantee liability, the mortgagee shall have the right to agree with the mortgagor to discount the mortgaged property or give priority to paying off the principal creditors right with the proceeds from the auction or sale of the mortgaged property. If the agreement fails, the mortgagee shall have the right to request the peoples court to auction or sell off the mortgaged property according to law.

The proceeds from the disposal of the mortgaged property shall be used to pay off the principal creditors right after giving priority to the payment of the disposal of the mortgaged property and the expenses of the mortgagor to be paid or paid to the mortgagee under the Contract.

Main debt outside this contract at the same time other guarantee or guarantee, does not affect the mortgagee under any rights and exercise, the mortgagee has the right to decide the order of the guarantee rights, the mortgagor shall guarantee the liability under the contract, shall not exist with other guarantee and exercise order such as defense creditors.

Article 13 The relationship between this contract and the master contract

If the main contract includes the Credit Line Agreement / General Credit Line Business Agreement, which extends the credit line use term / business cooperation period, the written consent of the mortgagor shall be obtained. If the mortgagor does not obtain the consent or the mortgagor refuses, the mortgagor shall only bear the principal liability for the amount of the secured debt under the term of the original credit guarantee line within the maximum amount of the guaranteed debt stipulated in Article 3 hereof.

For the credit line agreement / the credit business general agreement of other content or matters changes, as well as the change of the single agreement, or the change of the single main contract, without the consent of the mortgagor, the mortgagor still collateral under this contract, in this contract within the highest guaranteed guarantee liability for the change of the main contract.

The mortgagee and the mortgagor may modify the maximum amount of the secured claims stipulated in Article 3 of this Contract in writing.

If there are other mortgagees on the mortgaged property under this Contract, the above changes shall not adversely affect them without the written consent of the other mortgagees.

Guangzhou Shuzhi Communication Culture Co., LTD. -PDY476780120230380Ref 231122-154219-. 79

Article 14. Statements and Commitments

The mortgagor declares and undertakes as follows:

1. The mortgagor shall be registered and legally existing according to law, have the full civil rights and capacity required for signing and performing this Contract, and enjoy the legal ownership or disposition of the mortgaged property;

2. The mortgagor guarantees that there are no other co-owners on the mortgaged property, or despite the joint party, the mortgagor has obtained the written permission of all the co-owners. The mortgagor undertakes to submit the written license to the mortgagee for preservation before signing this Contract;

3. The mortgagor has a full understanding of the contents of the master contract. The signing and performance of this contract is based on the true intention of the mortgagor, and it has obtained legal and effective authorization in accordance with the requirements of its articles of association or other internal management documents.

If the mortgagor is a third party and is the company, the provision of the guarantee has been adopted by the board of directors or the articles of association for the total amount and the amount of individual guarantee, the guarantee under this Contract does not exceed the prescribed limit.

The execution and performance of this Contract will not violate any contract, agreement or other legal documents binding upon the mortgagor. The mortgagor has or will obtain all relevant approvals, permits, records or registration required for the setting up of this mortgage;

4. All the documents and materials provided by the mortgagor to the mortgagee are accurate, true, complete and effective;

5. The mortgagor does not conceal from the mortgagee any real right of security existing on the mortgaged property as of the signing date of this Contract;

6. If a new security real right is set up on the mortgaged property, or the mortgaged property is sealed up or involved in major litigation or arbitration cases, the mortgagor shall notify the mortgagee in time;

7. If the mortgaged property is under construction, the mortgagor promises that there is no prior right of a third party on the mortgaged property ; in the case of a third party, the mortgagor promises to make the third party issue a written statement waiving the prior right of compensation and pay the mortgage The authority is in charge.

8. If the mortgaged property is a house, before the signing of this Contract, unless the mortgagor has disclosed the mortgagee to the mortgagee, the mortgagee promises that the mortgagor exists without the written consent of the mortgagee.

Guangzhou Shuzhi Communication Culture Co., LTD. -PDY476780120230380Ref 231122-154219-. 79

9. If the mortgaged property is a chattel, the mortgagor promises that there is no outstanding payment for the mortgaged property and the financing amount of the purchase of the mortgaged property on the mortgaged property, and there is no established security real right for the debt based on the price of the mortgaged property.

10. The mortgagor promises that the source of the mortgaged property is legal and that the transaction does not violate the applicable sanctions of the United Nations, China and other countries. The mortgagor shall cooperate with the mortgagee in carrying out due diligence, provide and update the information of the institution and its beneficial owner, and provide background information about the transaction.

Article 15 Event of breach of contract and handling

One of the following constitutes or constitutes a breach of the mortgagor under this Contract:

1. The mortgagor, in violation of the provisions of this contract, transfers, rents, loans, invests, transforms, transforms or dispose in whole or in part of the mortgaged property in any other way without authorization;

2. The mortgagor fails to go through the mortgage registration in time as agreed herein;

3. The mortgagor shall in any way prevent the mortgagee from disposing of the mortgaged property according to law and / or in accordance with relevant provisions hereof;

4. In the case of the decrease in the value of the mortgaged property mentioned in Article 7 of this Contract, the mortgagor does not guarantee the value of the mortgaged property as required by the mortgagee;

5. The statement made by the mortgagor in this Contract is untrue or violates its commitment made in this Contract;

6. The mortgagor breaches other provisions in this contract on the rights and obligations of the parties;

7. The mortgagor terminates its business or has dissolution, cancellation or bankruptcy events;

8. Event of default of the mortgagor under other contracts with the mortgagee or other institutions of Bank of China Limited.

9. The mortgagor refuses to cooperate with the mortgagee in due diligence, and the mortgagor or its counterparty is suspected of money laundering, terrorist financing, nuclear weapons proliferation, violation of applicable sanctions, other illegal acts, or the mortgagor is included in the United Nations sanctions list, China and other others.

In the event of the event of default specified in the preceding paragraph, the mortgagee shall have the right to take the following measures respectively or at the same time depending to the specific circumstances:

1. Ask the mortgagor to correct its breach within a time limit;

2. The mortgagor is required to use the proceeds from the disposal of the mortgaged property to pay off debts in advance or deposit in escrow with a third party designated by the mortgagee.

3. Reduce, reduce, suspend or terminate the line of credit to the mortgagor;

4. Fully or partially suspend or terminate the acceptance of the mortgagors business applications under other contracts; fully or partially suspend or terminate the issuance and handling of the loans or trade financing that has not been issued;

5. Announce the immediate maturity of all or part of the principal and interest of the outstanding loan / trade financing amount and other amounts payable of the mortgagor under the other contracts;

6. Terminate or rescind this Contract, or terminate other contracts between the mortgagor and the mortgagee in whole or in part;

7. Request the mortgagor to compensate for the losses caused to the mortgagee due to its breach of contract;

8. Exercise of the mortgage right;

9. Other measures deemed necessary by the mortgagee.

Article 16. Reserves of rights

Failure of a Party to exercise part or all of the rights under this Contract, or to require the other Party to perform or assume part or all of its obligations and liabilities, shall not constitute a waiver of such rights or exemption of such obligations and liabilities.

Any tolerance, extension or delay of the exercise of the rights hereunder shall not affect any rights under this Contract and the laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 17 Change, modification and termination

This contract may be modified or modified in writing upon the mutual agreement of both parties. Any change or modification shall constitute an integral part of this Contract.

Unless otherwise provided for by laws and regulations or otherwise agreed upon by the parties, this Contract shall not be terminated before the performance of all the rights and obligations thereunder are completed.

Unless otherwise provided for by laws and regulations or otherwise agreed upon by the parties, the invalidity of any provision of this Contract shall not affect the legal effect of any other provisions.

Article 18 Application of law and dispute resolution

This Contract is governed by the laws of the Peoples Republic of China.

Guangzhou Shuzhi Communication Culture Co., LTD. -PDY476780120230380 Ref 231122-154219-. 79

All disputes and disputes arising from the performance of this Contract shall be settled by both parties through negotiation. If the negotiation fails, the parties agree to adopt the same dispute settlement method as agreed in the master contract.

During the dispute settlement period, if the dispute does not affect the performance of the other provisions of this Contract, such other provisions shall continue to be performed.

Article 19 Annex

The following annexes and other annexes jointly confirmed by both parties shall constitute an integral part of this Contract and shall have the same legal effect as this Contract.

List of small and collateral;

Article 20 Other provisions

1. Without the written consent of the mortgagee, the mortgagor shall not assign any rights and obligations under this Contract to a third party.

2. If the mortgagee shall entrust other institutions of Bank of China Limited to perform the rights and obligations under this Contract due to business needs, the mortgagor recognizes this. Other institutions authorized by the mortgagee of the Bank of China Limited shall have the right to exercise all the rights under this Contract, and shall have the right to file a lawsuit with the court or submit the dispute to the arbitration agency for adjudication.

3. This Contract shall be legally binding on both parties and their respective successors and assigns.

4. Unless otherwise agreed, both parties specify the domicile place specified in this contract as the communication and contact address, and the valid service address confirmed by both parties. The scope of application includes the service of various notices, contracts and other documents of the parties during the performance of the contract and the service of relevant documents and legal documents in the event of the Contract, and the first instance and second instance after the dispute goes into arbitration and civil proceedings

Procedure for trial, retrial and execution.

Guangzhou Shuzhi Communication Culture Co., LTD. -PDY476780120230380 Ref 231122-154219-. 79

In case of any change in the above address, the changing party shall inform the other party of the changed address in writing 15 working days in advance. In arbitration and civil proceedings, either party shall, when changing its address, perform the obligation of serving the change of address to the arbitration institution or the court. If a party fails to perform the notice obligation in the foregoing manner, the service address confirmed herein shall still be regarded as the valid service address.

If the legal document is not actually received by one party due to the inaccurate date of delivery of the date of service, the date of service, the date of return of the document shall be regarded as the date of service.

5. The title and business name in this Contract shall be used only for the convenience of reference and shall not be used to interpret the contents of the terms and the rights and obligations of the parties.

6. The mortgagor may consult and complain about the contract and the business and charges under this contract through the contact number of the mortgagee listed herein.

Article 21 The effectiveness of the contract and the establishment of the mortgage right

This contract shall come into force on the date of signing and stamping by the legal representatives, responsible persons or the authorized signatories of both parties. The mortgage shall be established when the contract becomes effective; if the mortgage registration is required according to law, the mortgage shall be established since the registration.

This contract is made in two originals, with each party and the debtor holding one copy and each copy having the same legal effect.

Mortgagor: Bank of China Co., Ltd., Guangzhou Panyu

subbranch

Authorized signatory:	Authorized signatory:

appendix:

List of collateral

No.: PDY476780120230380

Name of collateral	quantity	assessed valuation value	Ownership / ownership (voucher number)	location	registration authority
house property	71.2949 m2	¥2.694.900.00	Guangdong (2022) Guangzhou Real Estate Right No.00113244	Room 1101, No.156 South Road, Haizhu District	Guangzhou Municipal Bureau of Planning and Natural Resources